EXHIBIT 99.1

Contact:	Mike Dickerson	FOR IMMEDIATE RELEASE
	Director, Media Relations	Moved On PR Newswire
	Corporate	Date: February 21, 2007
310.615.1647
mdickers@csc.com

Bill Lackey
Director, Investor Relations
Corporate
310.615.1700
blackey3@csc.com

CSC COMMENCES CONSENT SOLICITATION FOR OUTSTANDING NOTES

          EL SEGUNDO, Calif., Feb. 21 - Computer Sciences Corporation (NYSE: CSC) announced today that it is soliciting consents from the holders of record, as of 5:00 p.m. on Feb. 20, 2007, of all of its outstanding 3.50% Notes due 2008, 6.25% Notes due 2009, 7.375% Notes due 2011 and 5.00% Notes due 2014 (together, the “Notes”). CSC is requesting a one-time waiver through July 9, 2007, of any default or event of default that has arisen prior to the effective date of the waiver by virtue of CSC’s failure to file with the Securities and Exchange Commission and furnish to Citibank, N.A., the Trustee with respect to the Notes, and holders of the Notes, certain reports required to be so filed and furnished by CSC pursuant to the terms of the indentures governing the Notes. Holders of the Notes are referred to CSC’s Consent Solicitation Statement dated Feb. 21, 2007, and the related Letter of Consent for the detailed terms and conditions of the consent solicitation.

          As previously announced, CSC has not yet filed with the SEC its Quarterly Report on Form 10-Q for either the fiscal quarter ended Sept. 29, 2006, or the fiscal quarter ended Dec. 29, 2006. On Dec. 8, 2006, CSC received a notice of default from the Trustee alleging a default under the various indentures governing the Notes arising from CSC’s failure to timely file the Quarterly Report for the fiscal quarter ended Sept. 29, 2006. On Dec. 21, 2006, CSC obtained a waiver through March 9, 2007, from more than a majority of the holders of CSC’s outstanding 6.25% Notes with respect to its failure to

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file the Quarterly Report for the fiscal quarter ended Sept. 29, 2006. As of the date of the Consent Solicitation Statement, CSC has not received any notice of default from holders of 25% or more of the aggregate principal amount of any series of Notes.

          CSC is offering an initial consent fee of a $1.25 in cash for each $1,000 in principal amount of the Notes to all holders of record on Feb. 20, 2007, who properly execute and deliver a Letter of Consent, that is not thereafter revoked, on or prior to the expiration of the consent solicitation. If CSC has not filed its Quarterly Reports with the SEC on or before 5:30 p.m., New York City time, on the ninth day of each month (beginning April 9, 2007) following payment of the initial consent fee, CSC will pay to each consenting holder an additional $1.00 in cash for each $1,000 in principal amount of Notes until the earlier of the date on which CSC has filed its Quarterly Reports with the SEC and July 9, 2007.

          The proposed waiver shall become effective with respect to each series of Notes promptly following the receipt of valid and unrevoked consents from holders representing a majority of the outstanding aggregate principal amount of such series of Notes.

          The consent solicitation will expire at 5:00 p.m., New York City time, on Monday, March 5, 2007, unless otherwise extended by CSC with respect to one or more series of Notes. Holders may submit their Letters of Consent to the Tabulation Agent at any time on or prior to the expiration date. Holders may revoke their consents prior to the effectiveness of the proposed one-time waiver with respect to the applicable series of Notes as described in the Consent Solicitation Statement.

          CSC has retained Global Bondholder Services Corporation to serve as its Tabulation Agent for the consent solicitation. Requests for documents should be directed to Global Bondholder Services at (866) 470-3800 or (212) 430-3774. CSC has also retained Merrill Lynch & Co. and Banc of America Securities LLC as Solicitation

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Agents for the consent solicitation. Questions regarding the terms of the consent solicitation should be directed to the Solicitation Agents at: Merrill Lynch (888) 654-8637 or (212) 449-4914 (collect), or Banc of America Securities (866) 475-9886 or (704) 386-3244 (collect).

          This announcement is not an offer to purchase or sell, a solicitation of an offer to purchase or sell or a solicitation of consents with respect to any securities. The Consent Solicitation is being made solely pursuant to CSC’s Consent Solicitation Statement dated Feb. 21, 2007, and the related Letter of Consent. Notwithstanding CSC’s intention to seek waivers, no assurance can be given that an event of default under one or more of the indentures will not occur in the future.

About Computer Sciences Corporation

          Computer Sciences Corporation is a leading global information technology (IT) services company. CSC’s mission is to provide customers in industry and government with solutions crafted to meet their specific challenges and enable them to profit from the advanced use of technology.

          With approximately 77,000 employees, CSC provides innovative solutions for customers around the world by applying leading technologies and CSC’s own advanced capabilities. These include systems design and integration; IT and business process outsourcing; applications software development; Web and application hosting; and management consulting. Headquartered in El Segundo, Calif., CSC reported revenue of $14.7 billion for the 12 months ended Dec. 29, 2006. For more information, visit the company’s Web site at www.csc.com.

          All statements in this press release that do not directly and exclusively relate to historical facts constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements represent CSC’s intentions, plans, expectations and beliefs, and are subject to risks, uncertainties and other factors, many of which are outside CSC’s control. These factors could cause

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actual results to differ materially from such forward-looking statements. For a written description of these factors, see the section titled “Risk Factors” in CSC’s Form 10-K for the fiscal year ended March 31, 2006. CSC disclaims any intention or obligation to update these forward-looking statements whether as a result of subsequent events or otherwise except as required by law.

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